Exhibit 99.1

VIAVID
communications simplified.

INmune Bio, Inc.

Second Quarter 2021 Earnings Call

August 4, 2021

C O R P O R A T E   P A R T I C I P A N T S

David J. Moss, Chief Financial Officer

Raymond J. Tesi, M.D., Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Jonathan Aschoff, Ph.D., ROTH Capital Partners

Mikhail Keyserman, BTIG

Mayank Mamtani, B. Riley Securities

Daniel Carlson, TW Research

P R E S E N T A T I O N

Operator

Greetings and welcome to the INmune Bio Second Quarter 2021 Earnings Call.

As a reminder, this conference is being recorded. A transcript will follow within 24 hours of this conference call, and the replay is available per the instructions on the press release announcing the second quarter call.

At this time, it is my pleasure to introduce Mr. David Moss, cofounder and CFO of INmune Bio. David, the floor is yours.

David J. Moss

Thank you Rachel, and good afternoon everybody. We thank you for joining us for the call for INmune Bio’s second quarter of 2021 financial results.

With me on the call is Dr. RJ Tesi, CEO and cofounder of INmune Bio, who will provide a business update.

Before we begin, I remind everyone that, except for statements of historical facts, the statements made by management and responses to questions on the conference call are forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Please see the forward-looking statements disclaimer on the Company’s earning press release, as well as risk factors in the Company’s SEC filings, including our most recent quarterly filing with the SEC. There is no assurance of any specific outcome. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, as the facts and circumstances underlying these forward-looking statements may change. Except as required by law, INmune Bio disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

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We had a busy quarter, as we continue to make progress on our INKmune and DN-TNF platforms. Now I’d like to turn the call over to Dr. RJ Tesi, cofounder, CEO of INmune Bio, to discuss these developments. RJ.

Raymond J. Tesi, M.D.

Thank you David, and thank you everyone for joining the call. As is our practice, I will arrange my remarks to highlight the key take-aways for the second quarter and subsequent period, and provide updates to our platform programs before I pass it back to David to discuss our financial results and upcoming new milestones. Then we’ll move to Q&A.

In a little bit of a change, I’ll begin with INKmune, our proprietary natural killer cell priming platform, which we have termed a pseudokine. What is a pseudokine? In vitro, INKmune gives NK cells increased tumor binding, that’s also called avidity; increased proliferative capacity, and increased tumor-killing capacity. This combination of features has previously been seen in NK cells cultured with a cocktail of cytokines IL-12, -15 and -18.

The NK cells produced with INKmune are termed memory-like NK cells. It is a phenotype that has been shown to be most effective in killing cancer cells.

So INKmune, certainly in vitro, improves antitumor NK responses, and we believe in patients it will do this in a simple cost-effective manner; there are no cytokines anywhere involved in either the manufacture of the cells or of INKmune or the treatment of the patients. We believe this product will have therapeutic potential in both solid and liquid tumors.

INKmune is manufactured in bulk, and available off the shelf.

A month ago we announced the first patient had been treated in the Phase 1 trial evaluating INKmune in patients with high-risk myelodysplastic syndrome or MDS. High-risk MDS is a preleukemia; patients often what is called blast off, develop a very severe form of AML.

This patient has received three doses of INKmune by intravenous infusion, with absolutely no problems. Biomarker data shows the presence of activated NK cells in the patient’s blood that were not there before INKmune therapy, and there is evidence of NK cell proliferation, which is exactly what you want in patients that have bone marrow dysfunction.

We expect to provide more detailed biomarker response data in the near future. This is the first of three patients in the lowest dose cohort. We expect to enroll the second patient soon.

Why did we start with MDS, a serious hemopoietic stem cell disorder, as our first indication? MDS patients have functionally defective NK cells that do not have strong avidity to their cancer cells, and I remind you low avidity means low tumor killing. This level of dysfunction is actually predictive of overall survival: the worse the avidity, the shorter the survival.

In vitro study of their NK cells shows that they respond to INKmune priming with increased avidity and increased killing of tumor blasts in vitro, a response that may predict improved tumor killing in the patient.

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The biomarker panel used to monitor these patients will provide detailed data on the patients’ immune response to therapy.

The patients eligible for enrolment in this Phase 1 trial are not eligible for high-dose chemotherapy or stem cell transplant, often based on frailty or age, and we believe a safe effective well-tolerated immunotherapy may be their only option. We hope that INKmune may be a solution to a difficult problem.

We plan to enroll nine patients with high-risk MDS in the dose escalation protocol. The primary endpoint is the safety and tolerability of the intravenously-administered INKmune; secondary endpoints are biomarkers of NK function in the peripheral blood, overall response rate using the WHO criteria for MDS, and duration of that response.

I remind you this is a typical open label Phase 1 dose escalation trial in patient with cancer, there is no placebo group.

We will release data periodically as we have done with the Xpro Alzheimer’s disease trial.

Based on extensive preclinical data, we believe INKmune may have utility in solid tumors as well. We hope to initiate a Phase 1 trial in ovarian cancer in the coming months.

We understand the mechanism of action of INKmune is unique and different than existing NK cell therapies. INKmune acts like a cytokine cocktail even though there are no cytokines, hence the “pseudokine” name. INKmune makes the patient’s own NK cells better; we are not giving the patient NK cells from some other source.

We understand that INKmune’s mechanism of action may be confusing. We have created a short video that explains how INKmune works. The video can be found on our website under Therapies, INKmune Videos, or on our YouTube channel. We hope you will view it and contact us if you have any questions.

On to Xpro as part of our DN-TNF platform. To our knowledge, this is the only selective TNF inhibitor targeting inflammation without causing demyelination or immunosuppression.

Xpro is completely different from the currently approved TNF inhibitors. By neutralizing the bad form of TNF, called soluble TNF, we eliminate inflammation everywhere, including the brain. By protecting the function of the good TNF, called transmembrane TNF, Xpro improves the immune response to tumors and infection, promotes remyelination, nerve cell survival, and signaling. These differences are why DNF can be used to treat neurologic diseases while currently approved non-selective TNF inhibitors are contraindicated inpatients with neurologic disease.

We repeat this message frequently in an effort to educate investors, the academic community, and the clinical community.

Because of this difference, we are not competing with currently approved anti-TNF drugs or biosimilars.

Xpro has many unique therapeutic opportunities to pursue. We have them to ourself, as far as it relates to targeting soluble TNF.

We have announced programs using Xpro to treat Alzheimer’s disease, treatment-resistant depression, and are performing preclinical studies in models of ALS. These diseases are the tip of a very large iceberg; Xpro can be used to treat CNS indications where neuroinflammation plays an important role; that list is long. We encourage a review of the more than 60 publications found on our website for an understanding of the breadth of the Xpro therapeutic opportunity in CNS.

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We try not to complicate the cause of cognitive decline in Alzheimer’s disease and related dementia. Our hypothesis is simple: neuroinflammation results in synaptic dysfunction and neuronal loss that results in debilitating and progressive cognitive dysfunction. In our opinion, if a drug therapy does not reverse either or both problems, it has little hope of changing the course of the disease.

Based on data from our Phase 1 trial in patients with Alzheimer’s disease, Xpro fulfills this requirement. Treatment with Xpro for three months actually, in more than a handful of patients for almost a year, decreases neuroinflammation, improves synaptic function, and decreases neurodegeneration.

Can we say that decreasing neuroinflammation, improving synaptic function and decreasing neurodegeneration improves cognition? Not yet. We get a hint from several of the patients that had quite remarkable responses, including one patient who went back to work. But to properly measure cognitive improvement, a blinded randomized placebo-controlled trial is needed. That is the design of our Phase 2 trial, which is designed to answer this question.

I will not go into too detail into the results of the Phase 1 trial here. We have released data three times in the past year, and that data is available on our website. A final data release is planned for the third quarter.

I will highlight the successes of the Phase 1 trial. Not only have we shown that Xpro decreases neuroinflammation, using multiple biomarkers, we have showed a dose effect and have provided insights into the impact of Xpro on the CSF proteome, white and grey matter structure and function. We now believe that the novel non-invasive white matter analytics of white matter free water and apparent fiber density, developed by our partner Emica (phon) are very useful in the development of Xpro for Alzheimer’s Disease, TRD, and the many other CNS indications that we hope to attack in the future.

Put bluntly, we believe the golden era of CNS drug development has arrived, and will be driven by thoughtful use of biomarkers to help us understand the disease, the biology, the drugs, and the therapies. INmune Bio is on the leading edge of this revolution.

Last week we released the design of the blinded randomized Phase 2 trial planned in patients with mild AD. The dose, duration and design of the trial was informed by our successful Phase 1 program. In the Phase 2 trial we plan to enroll 160 patients with mild AD who have biomarkers of inflammation in the 2:1 ratio, that is two active drug, one placebo. Patients will receive 1 milligram per kilogram once a week as a subcutaneous injection for six months. The patients must have mild AD as defined by a CVR of 0.5 or 1.0, and at least two of the peripheral biomarkers of inflammation used in the Phase 1 study.

The primary cognition endpoint is the early Alzheimer’s Disease MCI, Alzheimer cognitive composite or ENAC, a very sensitive composite of validated neurocognitive tests ideally suited to measure the effects of treatments on cognitive decline in patients with mild AD. There are many secondary endpoints in cognition function and CNS biology. The patients that complete the six-month study will be eligible for 12 months of Xpro in an open label extension trial.

We’ve been asked how we can do a small short trial with confidence. Clinical design is, at its heart, a statistical exercise. Statistical significance is influenced by variability in the patient responses. The less variability in patient responses, the smaller the trial can be. We have applied every one of the many insights from the Phase 1 trial to design the Phase 2 trial. By using the enrichment and biomarker strategies perfected in the Phase 1 study, we have modeled the rate of cognitive decline in the untreated patients, the impact of Xpro on cognition. Hence 168 patients treated for six months is what is needed.

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To be clear, competition for these patients will be fierce, because of commercialization of aducanumab and based on news today maybe even donanemab from Lilly, and by the many trials sponsored by companies in the field in earlier stages of development.

Because of our biomarker inclusion criteria, we expect a 50% screen failure rate.

We plan to open as many as 50 centers in the United States, Canada and Australia, to enroll these patients.

Despite being a six-month trial, we do not expect to report top line data until the second half of 2023. Just think if we were doing a larger longer trial, the wait could be frustrating.

We believe the ability of Xpro to decrease neuroinflammation may have clinical utility across a range of neurodegenerative and psychiatric diseases. One such indication is treatment-resistant depression or TRD. We remain on track to initiate a Phase 2 trial in TRD by the end of the year. As with Alzheimer’s Disease, in TRD we will use biomarkers of inflammation to confirm diagnosis, enroll patients, and determine their responsive therapy. Psychiatric trials rarely use biomarkers in development. We believe the use of biomarkers will make development in the field less risky and more efficient.

The trial has been funded in part by a $2.9 million SBIR grant from the NIH.

The market opportunity in TRD is significant. In the U.S., an estimated seven million people are suffering from TRD. Currently there is no way to predict which therapy will work in which patient. Contemporary medical practice involves a trial and error, a cycling through therapies to find which one works in that particular patient. Once a patient fails two therapies, they are declared treatment-resistant. Twenty percent of patients are treatment-resistant; about a third of those have biomarkers to suggest neuroinflammation as a cause of their treatment-resistant.

Our hypothesis once again is simple: neuroinflammation contributes both to the symptoms of depression and resistance to therapy. Treating neuroinflammation may provide both symptomatic and therapeutic relief.

Just to give you an idea of how big the problem is, the cost of TRD to the health care system is estimated to be $64 billion per year. Actually that should be the cost to the economy, because not only are there direct costs of therapy but costs to lost wages etc.

The trial will be formed in collaboration with two of the world’s pioneers in the field, Professor Andy Miller and Associate Professor Jen Felger, both of Emory University. It is a six-week double-blind placebo-controlled study of Xpro versus placebo with 45 patients in each arm. In addition to psychiatric symptoms, the patients must have elevated blood CRP, a peripheral biomarker of inflammation, to be enrolled. The primary endpoint is to improve functional connectivity as measured by MRI; secondary endpoints include reduction in biomarkers of inflammation and improvement in clinical measures.

Turning to Quellor, our Phase 2 program treating the cytokine storm in hospitalized patients with COVID-19. In November we enrolled the first patient in the Phase 2 trial for treatment of pulmonary complications of COVID-19. The double-blinded randomized placebo-controlled trial was set to enroll 366 high-risk COVID-19 patients in two equal-size cohort. One cohort is placebo plus standard of care, while the other is Quellor plus standard of care. The primary endpoint was the need for mechanical ventilation during the 28 days following enrolment in the study.

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COVID-19 has changed our lives and has presented a challenging clinical development landscape. The disease has changed since March 2020 when we started. Mortality rates have decreased tenfold. Therapeutic strategies have been in continual flux, with standard of care evolving over time.

Personally I thought the incredible success of the vaccination programs would stop the pandemic in its track. I did not anticipate that so many would put their health and the health of their loved ones at risk by not getting vaccinated.

INmune Bio will report top line data in about five weeks in patients that can be evaluated. This report replaces the go-no-go decision we had previously planned. Seventy-six patients have reached that 28 day endpoint and are going to be part of this analysis. Data validation is under way.

This change of plan was driven by three factors. First, the FDA has signaled they will no longer grant EUAs for treatments of COVID-19. That is, the Phase 2 trial that we had originally planned, which was going to be eligible for an EUA, is no longer eligible for an EUA. We will have to do a Phase 3 trial. This means that the 366 patients were not going to be enough.

Patient enrolment is geographically challenging. The pandemic comes in waves that appear to be geographically based. If you have sites opened in that geography, great; if not, not so great.

Finally clinical teams have been cautious about enrolling patients in the Quellor trial because we do not have preclinical data or clinical data. Although the medical or biologic rationale for the trial is sound, without data in man, clinical teams are careful.

This strategy, that is, converting this to a Phase 2 trial with a formal analysis, will provide clinical teams, the Company and investors and the FDA with the information they need to evaluate the program; that is, we will all get to see the data.

So what are the next steps?

We planned an end of Phase 2 trial meeting with the FDA when the database has been locked and analyzed. We will discuss the next steps with the FDA based on the data from the trial. Our goal is for the FDA to give us a clear direction on the approval pathway. Once we have data from that trial and a conversation with the FDA, we will make a decision what the next steps are, and we will communicate them to you.

I go back to my original statement: drug development for the treatments of COVID-19 is a unique challenging and frustrating task; we ask for your patience as we analyze the data and negotiate with the FDA.

Finally as we indicated last quarter, there have been no change in the INB03 program, our DNF oncology program. We hope to initiate a Phase 2 trial in MUC4-positive cancer once the pandemic is better controlled. Although this program is clinically dormant, laboratory research continues on the combination of INB03 with tyrosine kinase inhibitors in MUC4-expressing tumors.

Professor Srilachi (phon) is submitting an abstract to the San Antonio Breast Cancer Symposium for November.

At this time, we have no plans to revisit the NAS (phon) program.

I now pass the floor over to David to review the Q2 financials.

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David J. Moss

Thank you RJ. I’ll provide a brief overview of our financial results for the busy quarter and upcoming milestones.

Net loss attributable to common stockholders for the quarter ended June 30, 2021 was approximately $6.7 million, compared to approximately $2.1 million for the comparable period in 2020.

Research and development expenses totaled approximately $4.5 million for the quarter ended June 30, 2021, compared to approximately $0.9 million for the comparable period in 2020. The primary reason for the increase in expenses was an increase in R&D activities related to our clinical programs and costs associated with manufacturing additional drug supply.

General and administrative expense was approximately $2.1 million for the quarter ended June 30, 2021, compared to $1.2 million for the comparable period in 2020.

At June 30, 2021, the Company had cash and cash equivalents of approximately $39.5 million.

Subsequent to the end of the second quarter, the Company raised gross proceeds of approximately $40 million through a registered direct offering, and gross proceeds of $15.5 million from the ATM.

Based on our current operating plan, we believe our cash is sufficient to fund our operations and achieve potentially value-creating milestones into late 2023.

As of August 4, 2021, the Company had approximately 17.7 million shares of common stock outstanding.

Now I’d like to move on and list our upcoming milestones before we get to Q&A.

In the fourth quarter, as RJ stated, we plan to initiate our Phase 2 program for Alzheimer’s Disease with Xpro in patients with neuroinflammation. Also in the fourth quarter, we plan to initiate a Phase 2 trial for Xpro in patients with treatment-resistant depression, as partially funded by a $2.9 million NIMH grant.

The week of September 6, we will be hosting a webinar to discuss data from our Phase 1b trial of Xpro in patients with Alzheimer’s Disease and neuroinflammation.

This month, our data from Quellor should be in the hands of the data safety monitoring board, and we will have a Phase 2 meeting with the FDA to determine next steps after the DSMB has had their review.

Finally, we plan to report additional data in INKmune before year’s end, and we will also plan to launch a second INKmune study in ovarian cancer, likely by the end of the year or early next year. I will note that these trials are Phase 1, small, and they’re run in the U.K. and are not tremendously expensive.

In addition, assuming the clinical landscape has not changed, we are planning trials in our other programs once COVID-19 pandemic has been controlled and our trial sites give us the go-ahead. These include INB03 in potentially other CNS indications.

So in summary, we are pleased with our progress during the second quarter as we continue to advance our pipeline towards potentially value-creating milestones this year.

At this point, I’d like to thank you for your time and attention and certainly your support as shareholders, and I would like to turn it back to the Operator for Q&A. Rachel, would you please poll for questions.

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Operator

Thank you.

Your first question is from Jonathan Aschoff from Roth Capital Partners. Please go ahead.

Jonathan Aschoff, Ph.D.

Thanks. Hi RJ and David. I was wondering, given that there is a ton of AD out there, and only about three patients required per site, is second half ’23 guidance for the Phase 2 data pretty conservative? If not, why not?

Raymond J. Tesi, M.D.

So, I hope it’s conservative. But if you look at the current clinical trial activity out there, sites can enroll 0.3 patients per site per month per trial. So, in fact, we are using that metric to set our enrolment criteria. You can bet that I have been beating up our clinical team, saying, it’s got to be shorter than that. But through them and their experts, the people they are working with in the CRO, people are saying, man, it’s a jungle out there. Remember, we’re talking about mild AD. Mild AD is probably about 40% of AD, so that’s around about 2 million patients total.

So, we have actually designed the clinical trial in a way to incentivize patients to join. What are those incentives? I mentioned them in the talk. One of them is, it’s 2:1 randomization so they have a two-thirds chance of getting drug versus only a 50:50 chance if someone’s doing a typical 1:1 randomization.

There’s also companies out there that are doing open label trials where everybody gets drug. Now that’s great for the patients, because they know they’re getting enrolment, it’s difficult to understand what’s happening with the therapy.

The second thing is, because it’s only six months, we then give them another 12 months of therapy, whether they’re on the placebo group or not. So we think that, and we have been told by our clinical sites, that that is a very attractive aspect. Because remember, the average age of an Alzheimer’s patient is 71. So, that means the primary payer is Medicare. Medicare, for all practical purposes, has a 20% copay. I don’t know what Biogen is going to be doing with that 20% copay, there’s lots of strategies that companies use to manage copays. But the fact is, at $56,000 a year plus MRI scans plus 12 infusions, the cost of therapy is going to be more than $56,000. So, the patients are going to have to come up with somewhere between $10,000 and $20,000.

We’re hoping that with our incentives, with the fact that they get a different approach, the fact that we are educating clinical teams about why the drug is an attractive strategy, that’s why we were at AAIC, it was all about clinical team education; we hope our enrolment is faster, but one thing I’ve learned in this business, if I promise you enrolment in six months and it takes six months and two weeks, I get called on the carpet. So my clinical teams, our CRO, says it’s going to take a year; I hope it’s less; but that’s what I’m presenting. I hope to surprise you with a shorter trial.

Jonathan Aschoff, Ph.D.

Thank you for that, RJ. My last question is, will your primary in inflammation biomarkers of interest potentially change from Phase 2 to Phase 3, or are you certain at this point that you’re focusing on the correct ones? The second part is, what do you expect for your efficacy endpoint for that subsequent trial?

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Raymond J. Tesi, M.D.

Okay. So, I predicted you would have three questions, and you didn’t let me down, Jonathan. But they’re both very good questions.

So, as you know, we love biomarkers. We really love these imaging biomarkers of white matter. At AAIC we presented apparent fiber density. Apparent fiber density goes up very quickly in patients with Alzheimer’s Disease; it went up very quickly in all patients, and in the patients with mild AD those patients got better. I believe personally, this is a personal statement, we have to prove it, that AFD is going to be the most potent biomarker of efficacy. Okay? Don’t know that until we actually connect it to clinical outcome. But to me, I think we have a batch of biomarkers that we need to run this trial. But we have a lot of, shall we say, exploratory endpoints. For instance we’re going to be studying some patients with EEG endpoints in the Phase 2 trial. We’re experimenting with that.

We are always looking, because at the end of the day, the cognitive endpoints that are currently used for Alzheimer’s Disease stink. They are awful. They were developed for patients with moderate to severe disease. ADS cog 13 is insensitive in patients with NCI and mild disease. But people have been stuck with them. We’ve gone, under the influence of Judy Jaeger who’s one of the world’s experts in neurocognitive testing, we’re using something called EMAC. EMAC is a composite of, I think, of six neurocognitive tests, and it is recognized by the clinical community as being very good for measuring changes in NCI and mild AD.

We are also measuring ADS cog, all the other ones; so we’re going to have those results. But we believe you need to actually tailor the endpoint for the stage of the disease. To use an endpoint that has poor utility in mild AD as a primary endpoint, we think, is not a good strategy. So we’re using EMAC, and we think it gives us a very good way to see exactly what the drug is doing.

We’re measuring all the other stuff, and in fact we’re actually powered off ADS cog for p, but it’s not a very—those are old-fashioned not very useful endpoints, and we hope to lead the field into the future.

Jonathan Aschoff, Ph.D.

Thanks a lot, RJ.

Operator

Thank you, your next question is from Mikhail Keyserman from BTIG. Please go ahead.

Mikhail Keyserman

Thank you RJ for the additional details on INKmune.

Just maybe one from me on the kind of NK proliferation that you mentioned from the first patient, that high-risk MDS patient. Can you maybe give us a sense of what kind of memory NK cells you’re seeing, and how you think that can contribute in terms of persistence and the response? Thank you.

Raymond J. Tesi, M.D.

So, you’ve kind of jumbled together three components here. The memory-like NK cell is a phenotype that is actually a cancer killing. That really correlates with avidity and the ability to produce both porphyrin and cytokines. The proliferation is kind of a different story, and persistence is actually the third story. So, let’s start with the first.

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I think the NK community now agrees that memory-like NK phenotype is the desired phenotype for killing cancer cells. I mean, as you know, the job of NK cells is either killing cancer or killing virally infected cells. So, you don’t want to give a lot of cytokines, for instance, and end up with a lot of cells that have the antiviral phenotype. That doesn’t do you any good in killing cancer cells. It turns out that the memory-like NK phenotype now, starting in about just really only 3, 4 years ago, is pretty well defined.

Proliferation is, I think, one of the more interesting aspects, particularly when you’re dealing with patients with hematologic malignancies. It turns out that, because many of them have bone marrow dysfunction, in fact their NK cell levels are low. So stimulating proliferation, particularly of a NK cell that is polarized towards the memory-like phenotype, should just improve your cancer-killing abilities.

The final thing is persistence. By the way, you’ll see in the slide deck there’s actually a figure that shows, in this first patient in Italy, it’s one patient, first patient, the proliferation over the first 15—I think it’s 15 days.

I can’t comment on persistence at this point, because we just haven’t followed the patient out long enough. We believe, from the ex vivo NK infusion data that we had using a similar strategy, that we should get at least 30 days of coverage from the last dose. Since the last dose is day 15, it should be somewhere around 45 days of killing.

What’s interesting is that the NK cell activated or primed by INKmune, one of its jobs besides killing cancer cells is it calls in the cavalry. What I mean by that, it actually will prime another NK cell. So you prime one NK cell and you may end up with 10 primed NK cells. That’s not necessarily proliferation, that is actually recruitment of resting NK cells.

Bottom line is, so far, everything that we would have predicted that’s happening in vitro in the laboratory has happened in the patient that we can measure so far. We’ve got to measure persistence, and we got to measure tumor-killing, and that’s information you’ll get over the next couple weeks.

So far so good, we’re delighted; at the end of the day, we just need to treat more patients, and we will do that.

Mikhail Keyserman

Thank you for that.

Operator

Thank you; your next question is from Thomas Shrader from BTIG. Please go ahead.

Male Speaker

Hey guys. This is (inaudible) subbing in for Tom actually. Thanks for taking my questions. I have two questions actually.

So, in terms of imaging modality to measure these free water and fiber density, like how adaptable is this for like different hospitals to implement?

Second question is, could you just speak for to like what are the data out there that show the correlation between the improvement in cognition and changes in AFD? Like are there other studies that have looked at this? Are you guys hoping to be the like a pioneer in this topic? Thank you.

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Raymond J. Tesi, M.D.

Okay. So, the great thing about both—all of these white matter analytics is they can—every hospital that has a standard MRI scanner, unless it’s a first generation, anything 3T, 3 tesla scanners are the standard these days, can do these. They need to add about five minutes of scan time to capture the sequences that are necessary. There’s no injection of dye, there’s nothing special, it’s all a software computer kind of strategy.

So, in the case of the Phase 1 trial, Emica our partner basically communicated with the clinical sites, and they basically went through the process to make it so their scanners could scan. So there’s nothing special here. That’s one of the great utilities. As an aside, it’s a non-invasive study also. The kind of data we’re getting out of these scans correlates with the kind of great data we get out of CSF, both whether you’re looking at inflammatory cytokines of the proteome. The problem is, getting an LP is complicated. It’s expensive, the patients don’t like it, physicians may not like it.

So the bottom line is almost all patients who are in CNS trials or have CNS diagnoses have scans, and these data points can be obtained whether you’re in London, whether you’re in Iowa City, or whether you’re in Scranton Pennsylvania. Okay? Do you know where Scranton Pennsylvania is, so.

The second question is, the clinical data that shows an improvement of AFD correlates with the clinical response. Well, we’re the first ones to use this. We’re the first one to have a drug that shows that you can improve AFD. As I mentioned, in the patients with mild AD in our trial in those two patients, they had improvement in AFD and they both had a fairly impressive clinical response; but, you know, yes, we’re the leading edge here, do I think we’re going to be the only one using this? No, because as you know in drug development, when people find a good biomarker others adopt it, and we’re fine with that. At the end of the day we’re excited about it. I think AFD is going to be very important as ultimately a surrogate biomarker of efficacy. But that’s me talking, and we have a lot of work to do before we get there.

Male Speaker

I see. Great. Thank you.

Operator

Thank you; your next question comes from Mayank Mamtani from B. Riley Securities. Please go ahead.

Mayank Mamtani

Good afternoon. Congrats on the progress and thanks for taking our question. So maybe just following up on the biomarker data from patient number one that you have in the slide here, great to see the CD69 active—have you looked at the KI67, both NK and also T cell, like how are you doing, and I understand it’s a low dose, but obviously CRS is something of interest, so I’m just curious if you looked at the impact on T cells at all yet.

Raymond J. Tesi, M.D.

Well, we have not in the patient, because we have studied the impact of INKmune on T cells extensively in the past. Now I will say the focus, this was all in vitro, but we also have some data from the first generation program. The fear was was were you going to get some kind of cytokine storm, right? When you start—the problem with giving many cytokines is you get T cell activation when what you’re trying to do is get NK cell activation. NK cells don’t cause a cytokine storm. They just kill cancer cells. T cells can cause pathology when they get activated.

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So, one of the things we did very early on was determine whether we were at risk for cytokine storm. Although this is a question better answered by Mark Lowdell who’s the inventor of the process and the CSO who’s running this trial. In fact we have no evidence that INKmune activates T cells.

Now, the next question (inaudible) is if you prime NK cells and they start doing the kind of things where they kill tumors, some of which includes making cytokines, do you get recruitment of T cells? I’m going to let Mark answer that question, Professor Lowdell answer that question for you, because it’s a little beyond the insight I have into the product.

But our focus is purely, at this point, on NK function, do we make the right NK cell, which is the memory-like NK cell, does it proliferate, does it kill the patient’s tumor, and how long is the persistence, and then ultimately it’s kind of just like in our Alzheimer’s program. You know, decreasing neuroinflammation, improving synaptic function and decreasing neurodegeneration is great, but at the end of the day you have to improve cognitive function. Same thing with the NK program. We could do all this great stuff, but ultimately the proof is in the pudding when we end up seeing tumor responses.

We’re at the beginning of that journey, but so far everything we predicted in the lab is happening in the patient, at least that we’ve measured so far. We’re pretty excited about that, but it’s an N of one.

Mayank Mamtani

Just to clarify on the clinical responses, we were looking at blast cells, right, like in (inaudible), and your understanding is, going on higher dose—it’s nice that you can repeat dose here. So the clinical responses, you just have to go higher doses and maybe just treat longer in more patients. Is that …

Raymond J. Tesi, M.D.

So that’s what the higher dose does. The thinking is, we don’t know how much of this stuff you have to give to get maximal—there’s two issues. You get maximal killing, right, maximal avidity and killing; and then what is the duration of that maximal killing? Our feeling is there’s going to be a dose response. We don’t know that. Just so you know, the dose response is an increased number of doses of the same drug. So we go from three to four to five doses over a—up to a 21-day period, I think, is what it is. But the bottom line is, the longer you give it, you should get a bigger umbrella of coverage, and we think, although we have yet to prove it because we’ve only, you know, using the low dose; we are intrigued about whether we actually get a more aggressive NK cell.

Now remember, you always worry about aggressive immune cells because you may end up with a safety signal. But this patient has sailed through this so far. I mean he’s not a younger, you know, patients with MDS that aren’t candidates for chemotherapy or bone marrow transplant tend to be in the 70’s. Right? I mean, you know, we’re like a geriatric medicine company, right? We treat elderly patients with Alzheimer’s, we treat elderly patients with cancer, and even the CEO is elderly for crying out loud. So.

Mayank Mamtani

I thought you were thirty. Sorry.

Raymond J. Tesi, M.D.

Yes right. Thank you. That’s very kind of you.

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Mayank Mamtani

Quick follow-up on the EMAC question for the Alzheimer’s endpoint. Appreciate the color on the rationale and how it might be different than the more conventional endpoints. Could you just comment on what your assumptions are for the placebo at month 6, and just on the 50% screen failure rate, how should we think about the different enrichment criteria, the four markers you have versus the more intangible things like availability of AB8 antibodies? Like how are you getting to that 50%, like what’s the incremental contribution of …

Raymond J. Tesi, M.D.

You obviously has the new slide set up because you ask a question. In the Alzheimer section, there’s a slide that talks about how we came up with that. Basically what we did, and this is no “we” here, this is CJ Barnum, who you know, and his team, and the guys at Emica; we looked at the ADNI database, and we looked at how fast patients with Alzheimer’s Disease progress in that database, using the various cognitive metrics that is in the ADNI database. All those patients had MRIs, and many of the patients had the biomarkers that we had measured, or enough of the biomarkers that we could get a component. So what we did is we looked at the rate of progression in the patients that were hot, had peripheral inflammation by our definition, whether they had increases in white matter free water, i.e., our MRI definition of neuroinflammation, and then how quickly those patients progressed in their disease. It turns out that our peripheral biomarkers, just a reminder, there are CRP greater than 1.5 milligram per liter, hemoglobin A1c greater than 6%, and a sed rate of greater than 10 seconds ApoE4, so ApoE4 is really a genetic biomarker. But patients had to have one, most patients had two. Those patients actually had significantly higher white matter free water.

So, our biomarkers really picked out a group of patients that were hot, right? That was the goal of the biomarkers. It turns out those patients that are hot in the ADNI group progress much more quickly in their cognitive decline compared to patients who aren’t hot.

So, using that data, and you see some of that in that slide, not only do they go more quickly but the variability decreases; that’s what we use to power the trial. So we’re very comfortable that, if you get the hot patients, they progress quickly, and so we are very comfortable we’re going to be able to separate, based on what we see in our Phase 1 trial, from those patients who are in placebo.

Now, so, remember though, the consequence of our—and the official FDA term is an enrichment criteria, is that we have about a 50% enrolment rate. For every two patients that get referred to the trial, only one makes it into the trial. So that’s kind of the price you pay for an enrichment strategy, but when you have an enrichment strategy you can do a 168 patient trial; if you don’t have an enrichment strategy, you have to do a 450 or 600 patient trial. Right?

Mayank Mamtani

Thank you. What about the placebo rate for EMAC endpoint? I see in your slide you have the ADAS (phon) 13, but what …

Raymond J. Tesi, M.D.

So yes, we’re measuring all the other stuff, and actually we powered it on ADAS 13 because that’s what ADNI had. But the EMAC is much more sensitive, and like I said earlier, Judy Jaeger is really the expert here, she was actually one of the key persons that helped develop it, which was developed by a bunch of academics.

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I think that—I mean, you can see somewhere you’ve seen the six scales that are in the EMAC. I think if you want a detailed discussion about how EMAC was developed and why it is better for mild and MCI patients, the best thing I can do is get you on the phone with Judy, Dr. Jaeger, because first of all she is articulate, she knows the stuff inside out, and she can explain it whereas I can only just tell you what I’ve told you so far.

Mayank Mamtani

Sounds great. Thanks so much for taking our questions.

Operator

Thank you; your next question is from Daniel Carlson from TW Research. Please go ahead.

Daniel Carlson

Hi guys. Congrats on the progress and thanks for taking my questions.

First thing just on Xpro. All the literature I’ve been reading is kind of equating long COVID with Alzheimer’s in terms of the symptoms. I’m wondering if you’re intending to do anything in that disease and also other trials you might be planning for Xpro.

Raymond J. Tesi, M.D.

Yes. So, thanks for that. We became interested in neuroinflammation in COVID-19 at the very beginning. It took until probably May of this year for the literature to begin to express the observation that there seemed to be behavioral and CNS manifestations that might be related to neuroinflammation. Since in the last month, Dan, I mean it’s become a tsunami of commentary. Some of it’s in the press and some of it’s in the literature.

We actually engaged the FDA several months ago on this issue. I can tell you, it was a little bit of a shocker. What happened, the FDA really was not supportive of a clinical trial in long COVID because they said a constellation of symptoms has not been defined, so if you don’t have symptoms you don’t have something to treat. I have to say we were a little stunned by that. Now remember this was a couple months ago.

There was just a big NIH-FDA, or actually it was NIH panel two-day meeting on long COVID, July, I think it was 14–15. We were hoping that a guidance would come out of that to help the FDA, but none did. Everybody said oh, it’s a terrible problem, they’re wringing their hands, we need to do something about it.

So, we are actually actively involved with talking to the FDA, now, coming up with a strategy. I won’t want to guarantee it, but I can say that we believe, like you do, that many of the neuro, psychiatric and cognitive problems associated with long COVID are due to neuroinflammation. Obviously Xpro—neuroinflammation is what we do. We think it’s a match made in heaven. But obviously we can’t move forward until the FDA and us agree on something. But I think we’ll get there, but don’t hold me to that, but I can tell you there is an effort within the Company to get to an agreement with the FDA so we can move, because I think we’ve got the perfect drug.

Daniel Carlson

I agree. Love to see that happen.

Just not trying to front-run your Alzheimer’s data, but in the past you’ve mentioned that the high-dose patients were still on drug; I was wondering if that was still the case with the people in the Phase 1 trial.

Raymond J. Tesi, M.D.

So, we stopped them at a year, and part of it is because we’re trying to model it after our U.S. trial. I have to say there’s a lot of pressure from those patients and their clinicians to get them back on drug. So we’re looking into what that process looks like. Because I don’t want to have to do it under a clinical trial. They have in Australia like they do in the U.S. kind of a compassionate use program, so we’re exploring that. But it’s always heartening when a patient wants to stay on a drug; it means they think they’ve benefited, which at the end of the day that’s an important criteria for success, right? They think the juice to squeeze ratio is positive, that is, they got more benefit than problems from the drug.

So we’ll probably get them back on drug, but we got to work through the regulatory process for that. So.

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Daniel Carlson

Got you. Just one last question. I’m just wondering, now that you got full coffers, what your staffing plans are and where you’re looking to hire.

Raymond J. Tesi, M.D.

Yes, well, as you can imagine, there’s a lot of focus in getting enough people to run these clinical programs, so, clinical operations is growing, no question about that. We still lean very heavily on our vendors and partners. As I like to tell everybody that joins the Company, I said, if you’re coming here to do one job, you’re coming to the wrong company. Everybody has to wear at least two hats. We work hard, but we’re growing; most of the growth is on the clinical operations side. As you can imagine, as David mentioned, we’re manufacturing drug right now, and so David and I kind of work closely with our manufacturing consultant, obviously the manufacturing’s done by a third party. Regulatory is, we have a regulatory group we’ve been working with for three years, so we have these vendors that we keep close to the vest, and it’s kind of a funny problem, because now they know the programs so well, it’s almost better to keep them involved than to bring in our own regulatory department.

But at some point, we’ll work through that. Right now our main focus is getting the rubber to meet the road, that is the clinical programs have to get up and running, and they’ve got to be running well, and they’ve got to be running fast, right? I mean, we’ve actually hired two people whose main job is to focus on improving the rate of Alzheimer’s Disease patient enrolment. I mean to go back to, I don’t know if Jonathan’s still on the phone, but Jonathan’s original question was some incredulity about it was going to take 12 months to enroll a 168-patient trial.

Competition’s fierce. I hope to do better. We’re putting the resources behind it, but at the end of the day I can’t manufacture patients, we have to get them from the clinical teams, they’re the gatekeepers.

Daniel Carlson

All right, well thanks RJ, appreciate it.

Operator

Thank you; ladies and gentlemen, we have reached the end of the question-and-answer session. I would like to turn the call back to Dr. RJ Tesi for closing remarks.

Raymond J. Tesi, M.D.

So thank you, I mean, I have to say the, you know, first of all, we love all our programs. We love all our children. We’re great parents. But, I mean, it is really exciting to really introduce INKmune into the clinical world. I mean, we’ve been keen on this program for a long time, it’s been hard to get to the clinic for a combination of reasons including COVID-19. But we think this is a unique NK immunooncology program, and like inhibiting neuroinflammation, when you prime or somehow do NK therapeutics, it’s not only that you do it; it’s what you end up. What kind of NK cell you end up with. Giving someone a resting NK cell doesn’t do anybody any good. Giving somebody an antiviral NK cell doesn’t do anybody any good, at least with cancer. What they need is an NK cell that has one mission in life, and that’s to kill cancer cells, and that appears to be what INKmune is doing. We’re pretty excited about that.

I mean, we talk all the time about our Xpro program in Alzheimer’s Disease, we like what we’ve got, we liked where we’re going, and we believe now it’s up to us to prove that it works in a blinded randomized placebo-controlled trial. I have to say, the landscape is changing, the CEO of Lilly just said today that he was confident they were going to get their donanemab approved with a single Phase 2 trial, which was 268 patients, 1:1 randomization, which I find remarkable. I think there must be something up their sleeve that we don’t know. But I think the FDA has developed a very open mind to Alzheimer’s Disease therapies. I think it’s going to be pretty exciting for the next few years.

But anyway, thank you all for your support; you know where to find us, David and I love to talk to investors, call us, we’ll walk you through the new deck because there’s a lot of new data in there; and have a good day. Thank you.

Operator

Thank you, that does conclude our conference for today. Thank you for participating; you may now disconnect.

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